                                                                    Exhibit 12.1


                       THE ROUSE COMPANY AND SUBSIDIARIES

 Computation of Ratio of Earnings to Combined Fixed Charges and Preferred Stock
                                   Dividends
                             (dollars in thousands)

                                                          Nine months ended
                                                            September 30,                    Year ended December 31,
                                                         -------------------   ----------------------------------------------------
                                                           1994       1993       1993       1992       1991       1990       1989
                                                         --------   --------   --------   --------   --------   --------   --------
Earnings (loss) before income taxes, extraordinary
    loss and cumulative effect of change in accounting
    principle..........................................  $  6,377   $  2,118   $  3,072   $(20,783)  $  5,245   $    257   $ 17,831


Fixed charges:
    Interest costs.....................................   163,786    165,227    219,705    221,907    219,538    200,469    175,740
    Capitalized interest...............................    (5,033)    (7,244)    (8,899)   (15,098)   (21,243)   (29,947)   (23,283)

    Amortization of debt issuance costs................     1,581      2,293      2,801      3,571      3,173      2,833      2,298
    Portion of rental expense representative of
    interest factor(1).................................    11,055     14,136     15,988     14,739     15,265     12,465     12,517
    Support for debt service costs provided to
    affiliates accounted for under the equity method...         0         23         31        389      1,106      2,081      1,005

Adjustments to earnings (loss):
    Minority interest in earnings of majority-owned
    subsidiaries having fixed charges..................     1,530      1,344      1,909      1,747      2,118      1,698      1,691
    Undistributed earnings of less than 50%-owned
    subsidiaries.......................................      (121)       (51)       (68)       (84)      (540)      (222)      (371)

Previously capitalized interest amortized into earnings:
    Depreciation of operating properties(2)............     2,752      2,704      3,605      3,474      3,145      2,683      2,323
    Cost of land sales(3)..............................     1,376      1,063      1,627      1,295        928        956      1,455
                                                         --------   --------   --------   --------   --------   --------   --------
    Earnings available for fixed charges and
    Preferred stock dividends                            $183,303   $181,613   $239,770   $211,157   $228,735   $193,273   $191,206
                                                         ========   ========   ========   ========   ========   ========   ========

Fixed charges:
    Interest costs.....................................   163,786    165,227    219,705    221,907    219,538    200,469    175,740
    Amortization of debt expense.......................     1,581      2,293      2,801      3,571      3,173      2,833      2,298
    Portion of rental expense representative of
    interest factor(1).................................    11,055     14,136     15,988     14,739     15,265     12,465     12,517
    Support for debt service costs provided to
    affiliates accounted for under the equity
    method.............................................         0         23         31        389      1,106      2,081      1,005
    Preferred stock dividend requirements(4)               16,351     13,517     18,968         --         --      3,788      4,322
                                                         --------   --------   --------   --------   --------   --------   --------
    Total fixed charges and Preferred stock
    dividends                                            $192,773   $195,196   $257,493   $240,606   $239,082   $221,636   $195,882
                                                         ========   ========   ========   ========   ========   ========   ========
Ratio of earnings to fixed charges.....................        --         --         --         --         --         --         --
                                                         ========   ========   ========   ========   ========   ========   ========

--------------------
(1) Includes (a) 80% of minimum rentals, the portion of such rentals considered to be a reasonable estimate of the interest factor and (b) 100% of contingent rentals of $4,150,000 and $7,133,000 for the nine months ended September 30, 1994 and 1993, respectively, and $10,006,000, $8,106,000,
     $8,458,000, $5,588,000 and $5,458,000 for the years ended December 31,
     1993, 1992, 1991, 1990, and 1989, respectively.

(2) Represents an estimate of depreciation of capitalized interest costs based on the Company's established depreciation policy and an analysis of interest costs capitalized since 1971.

(3) Represents 10% of cost of land sales, the portion of such cost considered to be a reasonable estimate of the interest factor.

(4) Represents estimated pretax earnings required to pay dividends on Preferred stock. Amounts in 1990 and 1989 were for dividends on Redeemable Preferred stock, which was acquired by a subsidiary and retired for financial reporting purposes in 1990. Amounts in 1994 and 1993 are for Convertible Preferred stock, which the Company issued in 1993. All amounts are calculated based on actual Preferred stock dividends and an estimated effective tax rate of 40%.

(5) Total fixed charges and Preferred stock dividends exceeded the Company's earnings available for fixed charges and Preferred stock dividends by $9,470,000 and $13,583,000 for the nine months ended September 30, 1994 and 1993, respectively, and by $17,723,000, $29,449,000, $10,347,000,
     $28,363,000 and $4,676,000 for the years ended December 31, 1993, 1992,
     1991, 1990, and 1989, respectively.